SCHEDULE A TO DISTRIBUTION PLAN FOR
DIREXION SHARES ETF TRUST

The maximum annualized fee rate pursuant to Paragraph 1 of the Direxion Shares ETF Trust Distribution Plan shall be as follows:

Total Market Bull 3X Shares	Total Market Bear 3X Shares
Large Cap Bull 3X Shares	Large Cap Bear 3X Shares
Mid Cap Bull 3X Shares	Mid Cap Bear 3X Shares
Small Cap Bull 3X Shares	Small Cap Bear 3X Shares
Developed Markets Bull 3X Shares	Developed Markets Bear 3X Shares
Emerging Markets Bull 3X Shares	Emerging Markets Bear 3X Shares
BRIC Bull 3X Shares	BRIC Bear 3X Shares
China Bull 3X Shares	China Bear 3X Shares
India Bull 3X Shares	India Bear 3X Shares
Latin America Bull 3X Shares	Latin America Bear 3X Shares
Clean Energy Bull 3X Shares	Clean Energy Bear 3X Shares
Energy Bull 3X Shares	Energy Bear 3X Shares
Financial Bull 3X Shares	Financial Bear 3X Shares
Technology Bull 3X Shares	Technology Bear 3X Shares
Real Estate Bull 3X Shares	Real Estate Bear 3X Shares
Homebuilders Bull 3X Shares	Homebuilders Bear 3X Shares
2-Year Treasury Bull 3X Shares	2-Year Treasury Bear 3X Shares
5-Year Treasury Bull 3X Shares	5-Year Treasury Bear 3X Shares
10-Year Treasury Bull 3X Shares	10-Year Treasury Bear 3X Shares
30-Year Treasury Bull 3X Shares	30-Year Treasury Bear 3X Shares

Up to 0.25% of average daily net assets.

Dated: January ____, 2009